UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 28, 2015

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Amgen Center Drive Thousand Oaks, CA (Address of principal executive offices)		91320-1799 (Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On July 30, 2015, Amgen Inc. (the “Company”) issued a press release announcing its unaudited results of operations for the three and six months ended June 30, 2015 and its unaudited financial position as of June 30, 2015. The full text of the press release is furnished as Exhibit 99.1 hereto.

In its press release the Company included certain non-U.S. Generally Accepted Accounting Principles (GAAP) financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are adjusted earnings per share, free cash flow, adjusted operating income, adjusted operating margin, adjusted tax rate, adjusted net income, adjusted operating expenses and non-GAAP sub-components of adjusted operating expenses such as adjusted cost of sales, adjusted research and development expenses and adjusted selling, general and administrative expenses. Reconciliations for such non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the press release.

The press release also contains a discussion of why the Company’s management believes that presentation of the non-GAAP financial measures included in the press release provides useful information to investors regarding the Company’s financial condition and results of operations, as well as a discussion of the additional purposes for which the Company’s management uses these non-GAAP financial measures.

This information and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 2.02 of this Current Report is not incorporated by reference into any filings of the Company made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

On July 28, 2015, the Board of Directors (the “Board”) of the Company appointed Fred Hassan as a director of the Company, effective immediately. Mr. Hassan is Partner and Managing Director at Warburg Pincus LLC, a global private equity investment institution, since 2011 and, prior to that, served as Senior Advisor from 2009 to 2010. Mr. Hassan was Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009. Prior to this, Mr. Hassan was Chairman, President and Chief Executive Officer of Pharmacia Corporation, from 2001 to 2003. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia Corporation from its creation in 2000 as a result of the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was President and Chief Executive Officer of Pharmacia & Upjohn, Inc. beginning in 1997. Mr. Hassan previously held senior positions with Wyeth (formerly known as American Home Products), including that of Executive Vice President with responsibility for its pharmaceutical and medical products businesses, and served as a member of the board from 1995 to 1997. Prior to that, Mr. Hassan held various roles at Sandoz Pharmaceuticals and headed its U.S. pharmaceuticals businesses.

Mr. Hassan has been a director of Time Warner Inc., a media company, since 2009. Mr. Hassan was a director of Avon Products, Inc., a manufacturer and marketer of beauty and related products, from 1999 until 2013 and served as lead independent director from 2009 to 2012 and Chairman of the Board between January and April 2013. Mr. Hassan was Chairman of the Board of Bausch & Lomb, from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc., a pharmaceutical company, in 2013. Mr. Hassan served on the board of directors of Valeant Pharmaceuticals International, Inc. between August 2013 and May 2014.

Mr. Hassan will serve as a member of the Audit Committee and the Compensation and Management Development Committee of the Board.

There are no transactions between Mr. Hassan (or any member of his immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Mr. Hassan and any other persons or entities pursuant to which Mr. Hassan was appointed as a director of the Company.

Upon his appointment to the Board, Mr. Hassan became entitled to receive a pro-rated portion of the annual retainer of $100,000 through December 31, 2015 and will receive $2,000 for each committee meeting he attends in person ($1,000 for telephonic attendance). In accordance with the Company’s policy, Mr. Hassan will also be entitled to reimbursement of his expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. Further, under the provisions of the Amgen Inc. 2009 Director Equity Incentive Program, as Amended and Restated December 13, 2012, with an effective date of January 1, 2013, and subsequently amended March 6, 2013, under the Amgen Inc. Amended and Restated 2009 Equity Incentive Plan, effective May 22, 2013, non-employee directors receive an annual grant of restricted stock units with a grant date fair value of $200,000 (rounded down to the nearest whole number of shares of stock), measured by the closing market price of a share of Common Stock on the date of grant. Subsequent to his appointment, Mr. Hassan will receive a pro-rated portion of the annual grant of restricted stock units. Pursuant to such director equity program, such restricted stock units vest immediately as of the date of grant.

The full text of the press release announcing Mr. Hassan’s appointment is furnished as Exhibit 99.2 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 30, 2015

99.2	Press Release dated July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date:	July 30, 2015	By:	/s/ David W. Meline
			Name:	David W. Meline
			Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press Release dated July 30, 2015

99.2	Press Release dated July 30, 2015